Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Centra Software, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-97333, No. 333-60718 and No. 333-40268 on Form S-8 of Centra Software, Inc. of our report dated January 24, 2003, with respect to the consolidated balance sheet of Centra Software, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Centra Software, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 21, 2003